EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FOURTH QUARTER AND YEAR END 2021 RESULTS AND INCREASES QUARTERLY CASH DIVIDEND BY 15% TO $0.075

Selected Highlights

•	Fourth quarter net income of $74.5 million and record Operating EBITDA* of $164.9 million
•	Full year 2021 record net income of $171.0 million and Operating EBITDA* of $478.8 million

NEW YORK, NY, February 17, 2022 ‑ Mercer International Inc. (Nasdaq: MERC) today reported fourth quarter 2021 Operating EBITDA increased to a record $164.9 million from $49.5 million in the fourth quarter of 2020 and from $148.1 million in the third quarter of 2021.

In the fourth quarter of 2021, net income was $74.5 million (or $1.13 per basic share and $1.12 per diluted share) compared to a net loss of $13.0 million (or $0.20 per share) in the fourth quarter of 2020 and net income of $69.1 million (or $1.05 per basic share and $1.04 per diluted share) in the third quarter of 2021.

In 2021, Operating EBITDA increased to a record $478.8 million from $192.7 million in 2020. In 2021, net income was a record $171.0 million (or $2.59 per basic share and $2.58 per diluted share) compared to a net loss of $17.2 million (or $0.26 per share) in 2020.

Mr. David Gandossi, the Chief Executive Officer, stated: “I am pleased with our record fourth quarter operating results which were driven by strong sales volumes and steady pulp and lumber pricing and by materially higher energy prices in Germany for our surplus green energy sales. We also benefitted from the settlement of our business interruption insurance claim associated with the downtime taken in 2021 to rebuild our Peace River mill’s recovery boiler. Our annual Operating EBITDA also set a new benchmark which significantly surpasses our prior high and highlights the cash generating power of our world class assets.

Overall, our fourth quarter pulp results were comparable to the trailing third quarter other than the recording of business interruption insurance proceeds of $31.9 million in the current quarter. In the current quarter,

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*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

overall pulp pricing was slightly weaker than the prior quarter. A price decline in China in the fourth quarter began to reverse late in the quarter due to supply issues primarily driven by global logistical slowdowns. Such logistical issues also caused 35,000 tonnes of pulp from our Canadian operations to Asia being delayed and the revenue associated with this shipment will be reflected in the first quarter of 2022. As of December 31, 2021, third party industry quoted NBSK list prices were approximately $1,260 per ADMT in Europe and net prices were approximately $760 per ADMT in China.

In the fourth quarter of 2021, our Friesau sawmill’s production continued its strong performance. Our wood products segment generated operating income of $19.9 million in the fourth quarter as U.S. lumber sales increased primarily because of a strengthening housing market. In the fourth quarter, approximately 46% of lumber sales volumes were to the U.S.

We are seeing some impacts from the current global logistics bottleneck primarily with respect to North American rail traffic where pandemic related slowdowns and extreme weather have made rail service inconsistent. This resulted in periodic slowdowns of our Canadian pulp mills during the fourth quarter and caused us to use additional trucking which is less efficient and more expensive. We are currently optimistic that such logistics issues will be resolved over the coming months.

Looking ahead to the first quarter of 2022, we currently expect relatively strong NBSK markets globally. Improving sentiment and demand for pulp and paper along with supply interruptions in Canada and Scandinavia are supportive of a positive pricing outlook. For hardwood pulp, while longer term new incremental supply may lead to pricing pressure, in the first quarter of 2022, we currently expect hardwood prices to remain steady or improve modestly. In January 2022, the turbine at our Rosenthal mill came back on-line which, coupled with currently high European energy prices, should increase our surplus energy sales in the first quarter of 2022.

With respect to our wood products segment, in the first quarter of 2022 we currently expect lumber demand to remain steady in all markets with modest price improvements in the U.S. market.

In 2022, we will continue our strategy of adding shareholder value through the implementation of capital projects designed to deliver high returns and help us achieve our ESG objectives. In 2022, these will include new woodroom projects at our Canadian pulp mills which are designed to reduce our GHG emissions, reduce wood waste and lower our fiber costs. Currently we expect our 2022 capital expenditures will be approximately $175 to $200 million. While our capital spending will be higher in 2022, we are forecasting less overall scheduled maintenance downtime at pulp mills compared to 2021.

Finally, while the global roll-out of vaccines is ongoing and results to date are encouraging, COVID-19 infections and health risks, including from variants and additional “waves” remain. Consequently, we will maintain our measures and procedures put in place to protect our people and allow us to operate our business safely and efficiently.”

Consolidated Financial Results

	Q4	Q3	Q4	YTD		YTD
	2021	2021	2020	2021		2020
	(in thousands, except per share amounts)
Revenues	$518,957	$469,746	$398,195	$1,803,255		$1,423,140
Operating income	$129,963	$113,755	$15,616	$346,583		$63,729
Operating EBITDA	$164,925	$148,070	$49,506	$478,782		$192,650
Loss on early extinguishment of debt	$—	$—	$—	$(30,368)	(1)	$—
Net income (loss)	$74,522	$69,118	$(12,977)	$170,988		$(17,235)
Net income (loss) per common share
Basic	$1.13	$1.05	$(0.20)	$2.59		$(0.26)
Diluted	$1.12	$1.04	$(0.20)	$2.58		$(0.26)

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(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

Consolidated – Three Months Ended December 31, 2021 Compared to Three Months Ended December 31, 2020

Total revenues for the three months ended December 31, 2021 increased by approximately 30% to $519.0 million from $398.2 million in the same quarter of 2020 primarily due to higher sales realizations partially offset by lower pulp sales volumes.

Costs and expenses in the three months ended December 31, 2021 increased by approximately 2% to $389.0 million from $382.6 million in the fourth quarter of 2020 primarily due to higher per unit fiber costs and energy costs partially offset by the recognition of a $31.9 million business interruption insurance claim related to our Peace River mill and lower pulp sales volumes.

In the fourth quarter of 2021, Operating EBITDA increased to a record $164.9 million from $49.5 million in the same quarter of 2020 primarily due to higher sales realizations and recognition of the business interruption insurance claim partially offset by certain higher costs.

Segment Results

Pulp

	Three Months Ended December 31,
	2021	2020
	(in thousands)
Pulp revenues	$400,379	$321,379
Energy and chemical revenues	$35,966	$22,698
Operating income	$113,172	$4,650

In the fourth quarter of 2021, pulp segment operating income increased to a record $113.2 million from $4.7 million in the same quarter of 2020 as higher sales realizations and the recognition of the business interruption insurance claim were only partially offset by higher energy and per unit fiber costs.

In the fourth quarter of 2021, prices for NBSK pulp increased from the same quarter of 2020 largely as a result of strong demand and low customer inventory levels. Average NBSK pulp sales realizations increased by approximately 33% to $784 per ADMT in the fourth quarter of 2021 from approximately $588 per ADMT in the same quarter of 2020.

Costs and expenses in the three months ended December 31, 2021 decreased by approximately 5% to $323.3 million from $339.5 million in the fourth quarter of 2020 due to the recognition of the business interruption insurance claim and lower pulp sales volume partially offset by higher energy costs primarily for the Rosenthal mill and higher per unit fiber costs. Our Rosenthal mill’s turbine was taken down in the third quarter of 2021 to complete extensive repair work which was completed in January 2022. The mill was required to purchase replacement energy during this period.

On average, in the fourth quarter of 2021, overall per unit fiber costs increased 19% when compared to the same quarter of 2020 due to strong demand and lower regional sawmill production. For our Canadian mills, per unit fiber costs increased primarily due to the Peace River mill producing a higher proportion of NBSK. In 2022, we are currently expecting modestly higher per unit fiber costs due to strong demand.

Wood Products

	Three Months Ended December 31,
	2021	2020
	(in thousands)
Lumber revenues	$71,965	$48,560
Energy revenues	$4,940	$3,133
Wood residual revenues	$2,027	$1,398
Operating income	$19,876	$12,859

In the fourth quarter of 2021, our wood products segment operating income increased by approximately 54% to $19.9 million from $12.9 million in the same quarter of 2020 primarily due to a higher lumber sales realizations partially offset by higher per unit fiber costs.

Average lumber sales realizations increased by approximately 48% to $689 per Mfbm in the fourth quarter of 2021 from approximately $467 per Mfbm in the same quarter of 2020 primarily due to higher pricing in the European market partially offset by lower pricing in the U.S. market. European lumber pricing increased due to steady demand and low customer inventory levels as earlier in the year producers shifted product to the U.S. The U.S. lumber pricing decreased as a response to record pricing earlier in the year which moderated demand.

In the comparative quarter of 2020, per unit fiber costs were low as a result of a large supply of beetle damaged wood. As producers have been working through such wood, more green wood is being harvested. As a result of utilizing more green wood and continuing strong sawlog demand, current quarter per unit fiber costs increased by approximately 90% from the same quarter of 2020. We currently expect modestly increasing per unit fiber costs in the first quarter of 2022 due to continued strong demand.

Consolidated – Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Total revenues in 2021 increased by approximately 27% to a record $1,803.3 million from $1,423.1 million in 2020 primarily due to higher sales realizations partially offset by lower sales volumes.

Costs and expenses in 2021 increased by approximately 7% to $1,456.7 million from $1,359.4 million in 2020 primarily due to higher energy costs, the negative impact of a weaker dollar on our Canadian dollar and euro denominated costs and expenses, higher maintenance costs and higher per unit fiber costs for our wood products segment partially offset by lower sales volumes. Our maintenance costs were partially offset by the recovery of about $36.1 million in business interruption insurance claims related to our Peace River mill.

In 2021, the dollar was 7% weaker against the Canadian dollar and 4% weaker against the euro compared to 2020, which increased our Canadian dollar and euro denominated costs and expenses.

Selling, general and administrative expenses increased by approximately 18% to $78.9 million in 2021 from $66.9 million in 2020 primarily due to higher employee compensation and the negative impact of a weaker dollar.

In 2021, our net income was a record $171.0 million, or $2.59 per basic share and $2.58 per diluted share, compared to a net loss of $17.2 million, or $0.26 per share in 2020.

In 2021, Operating EBITDA increased to a record $478.8 million from $192.7 million in 2020 as higher sales realizations were only partially offset by higher energy costs, higher maintenance downtime, the negative impact of a weaker dollar and higher per unit fiber costs for our wood products segment.

Liquidity

As of December 31, 2021, we had cash and cash equivalents of approximately $345.6 million and approximately $285.3 million available under our revolving credit facilities providing us with aggregate liquidity of about $630.9 million.

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on April 6, 2022 to all shareholders of record on March 30, 2022. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for February 18, 2022 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/zvsufbjb or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 550 million board feet of lumber and 140 thousand cubic meters of CLT. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q4	Q3	Q4	YTD		YTD
	2021	2021	2020	2021		2020
	(in thousands, except per share amounts)
Pulp segment revenues	$436,345	$396,743	$344,077	$1,483,093		$1,220,644
Wood products segment revenues	78,932	70,723	53,091	311,081		197,649
Corporate and other revenues	3,680	2,280	1,027	9,081		4,847
Total revenues	$518,957	$469,746	$398,195	$1,803,255		$1,423,140

Pulp segment operating income	$113,172	$99,918	$4,650	$251,724		$37,952
Wood products segment operating income	19,876	18,299	12,859	108,466		34,704
Corporate and other operating loss	(3,085)	(4,462)	(1,893)	(13,607)		(8,927)
Total operating income	$129,963	$113,755	$15,616	$346,583		$63,729

Pulp segment depreciation and amortization	$30,298	$29,982	$30,104	$115,293		$115,945
Wood products segment depreciation and amortization	3,712	3,675	3,585	14,858		12,212
Corporate and other depreciation and amortization	952	658	201	2,048		764
Total depreciation and amortization	$34,962	$34,315	$33,890	$132,199		$128,921

Operating EBITDA	$164,925	$148,070	$49,506	$478,782		$192,650
Loss on early extinguishment of debt	$—	$—	$—	$(30,368)	(1)	$—
Income tax provision	$(43,706)	$(32,490)	$(1,645)	$(89,579)		$(6,096)
Net income (loss)	$74,522	$69,118	$(12,977)	$170,988		$(17,235)
Net income (loss) per common share
Basic	$1.13	$1.05	$(0.20)	$2.59		$(0.26)
Diluted	$1.12	$1.04	$(0.20)	$2.58		$(0.26)
Common shares outstanding at period end	66,037	66,037	65,868	66,037		65,868

______________

(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

(1)

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*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q4	Q3	Q4	YTD	YTD
	2021	2021	2020	2021	2020
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	476.2	443.0	436.9	1,671.2	1,716.1
NBHK	48.8	57.8	87.4	192.7	335.0
Annual maintenance downtime ('000 ADMTs)	—	42.8	21.5	253.7	50.1
Annual maintenance downtime (days)	—	44	16	188	43
Pulp sales ('000 ADMTs)
NBSK	465.6	402.2	469.5	1,616.9	1,700.4
NBHK	50.7	45.7	93.6	195.8	329.0
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,302	1,345	880	1,243	851
China	723	832	637	850	588
North America	1,472	1,542	1,138	1,478	1,139
Average NBHK pulp prices ($/ADMT)(1)
China	562	623	480	661	462
North America	1,262	1,320	868	1,225	881
Average pulp sales realizations ($/ADMT)(2)
NBSK	784	847	588	779	572
NBHK	649	684	454	615	452
Energy production ('000 MWh)(3)	480.9	464.5	568.1	1,826.5	2,238.6
Energy sales ('000 MWh)(3)	184.2	185.8	225.3	702.0	894.5
Average energy sales realizations ($/MWh)(3)	184	114	96	123	93

Wood Products Segment
Lumber production (MMfbm)	111.3	102.1	111.4	447.9	438.0
Lumber sales (MMfbm)	104.4	97.7	104.0	419.7	449.2
Average lumber sales realizations ($/Mfbm)	689	692	467	699	402
Energy production and sales ('000 MWh)	23.2	14.1	25.7	74.6	89.0
Average energy sales realizations ($/MWh)	213	128	122	155	119

Average Spot Currency Exchange Rates
$ / €(4)	1.1437	1.1784	1.1925	1.1830	1.1410
$ / C$(4)	0.7936	0.7937	0.7675	0.7981	0.7457

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(1)	Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

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MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Revenues	$518,957	$398,195	$1,803,255	$1,423,140
Costs and expenses
Cost of sales, excluding depreciation and amortization	335,378	331,173	1,245,622	1,163,727
Cost of sales depreciation and amortization	34,942	33,865	132,117	128,817
Selling, general and administrative expenses	18,674	17,541	78,933	66,867
Operating income	129,963	15,616	346,583	63,729
Other income (expenses)
Interest expense	(17,016)	(20,690)	(70,047)	(80,746)
Loss on early extinguishment of debt	—	—	(30,368)	—
Other income (expenses)	5,281	(6,258)	14,399	5,878
Total other expenses, net	(11,735)	(26,948)	(86,016)	(74,868)
Income (loss) before income taxes	118,228	(11,332)	260,567	(11,139)
Income tax provision	(43,706)	(1,645)	(89,579)	(6,096)
Net income (loss)	$74,522	$(12,977)	$170,988	$(17,235)
Net income (loss) per common share
Basic	$1.13	$(0.20)	$2.59	$(0.26)
Diluted	$1.12	$(0.20)	$2.58	$(0.26)
Dividends declared per common share	$0.0650	$0.0650	$0.2600	$0.3325

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MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$345,610	$361,098
Accounts receivable, net	345,345	227,055
Inventories	356,731	271,696
Prepaid expenses and other	16,619	15,003
Total current assets	1,064,305	874,852
Property, plant and equipment, net	1,135,631	1,109,740
Investment in joint ventures	49,651	46,429
Amortizable intangible assets, net	47,902	51,571
Operating lease right-of-use assets	9,712	13,251
Pension asset	4,136	—
Other long-term assets	38,718	31,928
Deferred income tax	1,177	1,355
Total assets	$2,351,232	$2,129,126
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$282,307	$210,994
Pension and other post-retirement benefit obligations	817	802
Total current liabilities	283,124	211,796
Long-term debt	1,237,545	1,186,623
Pension and other post-retirement benefit obligations	21,252	31,810
Operating lease liabilities	6,574	9,933
Other long-term liabilities	13,590	10,909
Deferred income tax	95,123	77,028
Total liabilities	1,657,208	1,528,099
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,037,000 issued and outstanding (2020 – 65,868,000)	65,988	65,800
Additional paid-in capital	347,902	345,696
Retained earnings	370,927	217,106
Accumulated other comprehensive loss	(90,793)	(27,575)
Total shareholders’ equity	694,024	601,027
Total liabilities and shareholders’ equity	$2,351,232	$2,129,126

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MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2021	2020	2019
Cash flows from (used in) operating activities
Net income (loss)	$170,988	$(17,235)	$(9,639)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	132,199	128,921	126,394
Deferred income tax provision (recovery)	18,791	(15,249)	(7,873)
Inventory impairment	—	25,998	9,200
Loss on early extinguishment of debt	30,368	—	4,750
Defined benefit pension plans and other post-retirement benefit plan expense	2,831	3,053	3,449
Stock compensation expense	2,394	928	3,036
Gain on sale of investments	—	(17,540)	—
Foreign exchange transaction losses (gains)	(16,597)	13,272	7,116
Other	384	543	5,834
Defined benefit pension plans and other post-retirement benefit plan contributions	(4,258)	(4,164)	(4,467)
Changes in working capital
Accounts receivable	(121,579)	(6,269)	41,369
Inventories	(96,442)	(11,430)	24,683
Accounts payable and accrued expenses	75,589	(53,744)	45,256
Other	(12,454)	(5,519)	(4,825)
Net cash from (used in) operating activities	182,214	41,565	244,283
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(159,440)	(78,518)	(132,034)
Acquisitions	(51,258)	—	(6,380)
Insurance proceeds	21,540	—	—
Purchase of amortizable intangible assets	(1,385)	(647)	(623)
Purchase of investments	—	(9,370)	—
Proceeds from sale of investments	—	26,910	—
Other	3,416	1,798	(321)
Net cash from (used in) investing activities	(187,127)	(59,827)	(139,358)
Cash flows from (used in) financing activities
Redemption of senior notes	(824,557)	—	(103,875)
Proceeds from issuance of senior notes	875,000	—	205,500
Proceeds from (repayment of) revolving credit facilities, net	(33,396)	52,651	(58,404)
Dividend payments	(17,167)	(21,892)	(35,279)
Payment of debt issuance costs	(14,483)	—	(4,213)
Proceeds from government grants	9,333	362	6,467
Repurchase of common shares	—	(162)	(754)
Other	(4,234)	(4,642)	(3,344)
Net cash from (used in) financing activities	(9,504)	26,317	6,098
Effect of exchange rate changes on cash and cash equivalents	(1,071)	1,958	(429)
Net increase (decrease) in cash and cash equivalents	(15,488)	10,013	110,594
Cash and cash equivalents, beginning of year	361,098	351,085	240,491
Cash and cash equivalents, end of year	$345,610	$361,098	$351,085

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q4	Q3	Q4	YTD	YTD
	2021	2021	2020	2021	2020
Net income (loss)	$74,522	$69,118	$(12,977)	$170,988	$(17,235)
Income tax provision	43,706	32,490	1,645	89,579	6,096
Interest expense	17,016	16,882	20,690	70,047	80,746
Loss on early extinguishment of debt	—	—	—	30,368	—
Other expenses (income)	(5,281)	(4,735)	6,258	(14,399)	(5,878)
Operating income	129,963	113,755	15,616	346,583	63,729
Add: Depreciation and amortization	34,962	34,315	33,890	132,199	128,921
Operating EBITDA	$164,925	$148,070	$49,506	$478,782	$192,650

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